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                                                                   EXHIBIT 11



                               PAULA FINANCIAL AND SUBSIDIARIES

                  COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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

                                            YEARS ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                            ------------------------   -------------------------
                                            1994      1995      1996         1996          1997
                                            ----      ----      ----         ----          ----

Net Income                                  4,705       300     3,923        2,062         2,294
                                            =====     =====     =====        =====         =====

Weighted average shares outstanding
 during the period                          3,057     1,851     1,896        1,893         1,903

Common stock equivalents - primary            958     2,100     2,189        2,117         2,179
                                            -----     -----     -----        -----         -----

Common and common stock equivalent shares
 outstanding for purpose of calculating
 primary net earnings per share             4,015     3,951     4,085        4,010         4,082

Incremental shares to reflect full dilution    10       -         -             57           120
                                            -----     -----     -----        -----         -----

Total shares for purposes of calculating
 fully diluted net earnings per share       4,025     3,951     4,085        4,067         4,202
                                            =====     =====     =====        =====         =====

Primary earnings per share                   1.17      0.08      0.96         0.51          0.56
                                            =====     =====     =====        =====         =====

Fully diluted net earnings per share         1.17      0.08      0.96         0.51          0.55
                                            =====     =====     =====        =====         =====

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